March 11, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Borneo Industrial Fishery Corp Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated March 11, 2016, regarding Item 4.01 Change in Registrant’s Certifying Accountant. We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Very truly yours,

/s/ McCormack, Su & Company Inc.

McCormack, Su & Company Inc.